                                                                                                     Exhibit 12
                                                                                                     ----------

                                           CONSOLIDATED RAIL CORPORATION
                                           -----------------------------
                               COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                               -----------------------------------------------------
                                                  ($ In Millions)


                                 Quarters Ended   Quarters Ended   Quarters Ended  Quarters Ended       Years Ended
                                    March 31,        June 30,       September 30,   December 31,        December 31,
                                 --------------    --------------   --------------  --------------   --------------------
                                  1995     1994(1) 1995      1994   1995      1994  1995(2)   1994   1995     1994   1993
                                  ----     ----    ----      ----   ----      ----  ----      ----   ----     ----   ----
      Earnings
      --------
        Pre-tax income (loss)     $ 92     $(51)   $163     $166   $182      $ 171   $(56)    $240   $381     $526    $441
          Add:
            Interest expense        46       44      48       44     46         45     45       45    185      178     177
            Rental expense
             interest factor        14        9      16        9     12          7     11       17     53       42      29
          Less equity in
             undistributed
             earnings of 20-50%
             owned companies        (5)      (4)     (4)      (5)    (4)        (4)    (6)      (7)   (19)     (20)    (26)
                                  ----     ----    ----     ----   ----       ----   ----     ----    ----    ----    ----
      Earnings available for
       fixed charges              $147     $ (2)   $223     $214   $236       $219   $ (6)    $295    $600    $726    $621
                                  ====     ====    ====     ====   ====       ====   ====     ====    ====    ====    ====
      Fixed Charges
      -------------
        Interest expense            46       44      48       44     46         45     45       45     185     178     177
        Rental expense interest
         factor                     14        9      16        9     12          7     11       17      53      42      29
        Capitalized interest                                                     1                               1       1
                                  ----     ----    ----     ----   ----       ----   ----     ----    ----    ----    ----
      Fixed charges               $ 60     $ 53    $ 64     $ 53   $ 58       $ 53   $ 56     $ 62    $238    $221    $207
                                  ====     ====    ====     ====   ====       ====   ====     ====    ====    ====    ====
      Ratio of earnings to
       fixed charges              2.45x      -     3.48x    4.04x  4.07x      4.13x    -      4.76x   2.52X   3.29x   3.00x
                                  ====     ====    ====     ====   ====       ====   ====     ====    ====    ====    ====

      Note:   For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

      (1) During the first quarter of 1994, the Company recorded a charge of $51 million (after tax benefits of $33 million) for a non-union employee voluntary retirement program and related costs.  After this one-time charge, earnings were insufficient by $55 million to cover fixed charges for the quarter.

      (2) In the fourth quarter of 1995, the Company recorded an asset disposition charge of $175 million (after tax benefits of $108 million).  After this charge, earnings were insufficient by $62 million to cover fixed charges for the quarter.

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